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                                                                  Exhibit (a)(3)

[SEAGATE SOFTWARE LOGO]

                             SEAGATE SOFTWARE, INC.
                             1996 STOCK OPTION PLAN

                            SPECIAL EXERCISE NOTICE
             FOR THE SEAGATE TECHNOLOGY, INC. STOCK EXCHANGE OFFER

Seagate Software, Inc.
Attn: Stock Plan Administration
P.O. Box 66360
Scotts Valley, CA 95067-0360

    Complete this document if you wish to exercise any or all of your vested Seagate Software stock options in conjunction with the Seagate Technology
Exchange Offer. Please see the Special Exercise Instruction Letter for details.
   Send the completed document (including applicable attachments), to Seagate Software Inc. c/o Roberta Cohen at 915 Disc Drive, Scotts Valley, California
                   95066 in the enclosed addressed envelope.

If you wish to subsequently exchange your Seagate Software shares for shares of Seagate Technology, as per the Seagate Technology exchange offer, you must also complete the enclosed Letter of Transmittal and include it with this document.

 It is important that you read this document in its entirety, and sign and date it in the space provided on page 5.

 If you wish to exercise options from more than one stock option grant you must copy and complete a separate Special Exercise Notice for each grant.

   1. Exercise of Option. Effective as of June 7, 1999, the undersigned ("Optionee") hereby elects to exercise Optionee's option to purchase shares of the Common Stock (the "Shares") of Seagate Software, Inc. (the "Company") under and pursuant to the 1996 Stock Option Plan, including all amendments thereto (the "Plan") and the [ ] Incentive [ ] Nonstatutory Stock Option Agreement dated , 19 (the "Option Agreement").

   2. Payment Methods. Optionee selects the following method to pay the exercise price:

    [_] Check payable to Seagate Software, Inc. (in U.S. Dollars)

    [_] Net Exercise

    [_] Automatic Sale--you must fill out Attachment C (Automatic Sale
        Account Form) and the Letter of Transmittal

    [_] Tender of Seagate Software shares exercised at a previous date
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   3. Tax Withholding Methods--Do not complete this section if you elected
"Automatic Sale" as your Payment Method, or if you are subject to Canadian income tax. Optionees with tax obligations in the U.K., the U.S. (with nonstatutory stock options), France, Germany, Italy, Netherlands, Spain, Sweden and Switzerland, and other optionees that owe taxes upon exercise of their options select one of the following tax withholding method.

    [_] Check payable to Seagate Software, Inc. (in U.S. Dollars)

    [_] Stock withholding for taxes

   4. Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

   5. Rights as Stockholder. Until the stock certificate evidencing the Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) a stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

       Optionee shall enjoy rights as a stockholder until such time as Optionee disposes of the Shares or the Company and/or its assignee(s) exercises the Right of First Refusal hereunder. Upon such exercise, Optionee shall have no further rights as a holder of the Shares so purchased except the right to receive payment for the Shares so purchased in accordance with the provisions of this Agreement, and Optionee shall forthwith cause the certificate(s) evidencing the Shares so purchased to be surrendered to the Company for transfer or cancellation.

   6. Company's Right of First Refusal. Before any Shares held by Optionee or any transferee (either being sometimes referred to herein as the "Holder") may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section (the "Right of First Refusal").

     (a) Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the "Notice") stating: (i) the Holder's bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee ("Proposed Transferee"); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the "Offered Price"), and the Holder shall offer the Shares at the Offered Price to the Company or its assignee(s).

     (b) Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

     (c) Purchase Price. The purchase price ("Purchase Price") for the Shares purchased by the Company or its assignee(s) under this Section shall be the Offered Price. If the Offered Price

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  includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.

     (d) Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within 30 days after receipt of the Notice or in the manner and at the times set forth in the Notice.

     (e) Holder's Right to Transfer. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 120 days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

     (f) Exception for Certain Family Transfers. Anything to the contrary contained in this Section notwithstanding, the transfer of any or all of the Shares during the Optionee's lifetime or on the Optionee's death by will or intestacy to the Optionee's immediate family or a trust for the benefit of the Optionee's immediate family shall be exempt from the provisions of this Section. "Immediate Family" as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section, and there shall be no further transfer of such Shares except in accordance with the terms of this Section.

     (g) Termination of Right of First Refusal. The Right of First Refusal shall terminate as to any Shares 90 days after the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

   7. Canadian Stock Option Agreement Amendment. By signing this Exercise Notice, any Optionees who are subject to Canadian income tax will have amended their stock options to provide such Optionee with a right to exchange the common stock of Seagate Software, Inc. that such Optionee will receive upon the exercise of his or her vested Seagate Software stock options for common stock of Seagate Technology, Inc. in the Exchange Offer (as described in the Offering Circular/Prospectus accompanying this Exercise Notice). This amendment is intended to provide such Optionee with the opportunity to obtain cash for the common stock of Seagate Software, Inc. that Optionee receives upon this exercise of Optionee's Option, since Seagate Software, Inc. is a private company whereas the common stock of Seagate Technology, Inc. is publicly traded.

   8. Tax Consultation. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee's purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

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   9. Restrictive Legends and Stop-Transfer Orders.

     (a) Legends. Optionee understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

    THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COMPANY COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

    THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE EXERCISE NOTICE BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

     (b) Stop-Transfer Notices. Optionee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

     (c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

   10. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

   11. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or by the Company forthwith to the Company's Board of Directors or the committee thereof that administers the Plan, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or committee shall be final and binding on the Company and on Optionee.

   12. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of California excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

   13. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by

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certified mail, with postage and fees prepaid, addressed to the other party at its address as shown below beneath its signature, or to such other address as such party may designate in writing from time to time to the other party.

   14. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

   15. Delivery of Payment. Optionee herewith delivers to the Company the full exercise price for the Shares.

   16. Entire Agreement. The Plan and Notice of Grant/Option Agreement are incorporated herein by reference. This Agreement, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee.

Submitted by:                             Accepted by:


OPTIONEE:                                 Seagate Software, Inc.


-------------------------------------     By:
(Print Name)                                 ----------------------------------


-------------------------------------     Its:
(Signature)                                  ----------------------------------


Address:                                  Address:


                                          Seagate Software, Inc.
-------------------------------------     Attn: Stock Plan Administration

                                          915 Disc Drive
                                          P.O. Box 67427
-------------------------------------     Scotts Valley, CA 95067-7427

-------------------------------------
(Work Phone Number)

-------------------------------------
(Home Phone Number)

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